CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION OF

AMERICAN ENTERTAINMENT & ANIMATION CORPORATION

American Entertainment & Animation Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of this corporation is AMERICAN ENTERTAINMENT & ANIMATION CORPORATION;

SECOND: At a meeting of the Board of Directors of the corporation, a resolution was duly adopted setting forth proposed a proposed amendment to the Certificate of Incorporation of the corporation, declaring said amendment to be advisable and calling for a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

> RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:
>
> "FIRST. The name of this corporation shall be: SILVER DRAGON RESOURCES INC.

THIRD: That thereafter a written consent was signed, approving of such amendment to the Certificate of Incorporation, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said American Entertainment & Animation Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Marc Hazout, its chief executive officer authorized to execute this document, this 25th day of February, 2005.

M. Hazout

Marc Hazout, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:21 PM 02/25/2005
FILED 06:21 PM 02/25/2005
SRV 050163766 - 2616646 FILE